BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201 (775) 684-5708

Website: www.nvsos.gov

*150103*

*150103*

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK  INK ONLY· DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLV

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1.

Name of corporation:

BIOETHICS, LTD.

2.

By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

(A)

A Certificate of Designation of the Rights, Preferences, Privileges and Restrictions, which have not otherwise been set forth in the Certificate of Incorporation, or in any admendment thereto, of the 2017 Series A Preferred Stock of Bioethics, Ltd.

(B)

The Certificate of Designation for the 2017 Series A Preferred Stock of Bioethics, Ltd. is attached.

(C)

The undersigned, Mark A. Scharmann, does hereby certify that he is the President and Secretary and the Sole Director of Bioethics, Ltd.

1.

Effective date of filing: (optional)

2.

Signature: (required)

(must not be later than 90 days after the certificate is filed)

X Isl Mark A. Scharmann

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied  by appropriate fees. Nevada Secretary of State Stock Designation Revised: 1-5-15

DESIGNATION OF RIGHTS, PREFERENCES, AND PRIVILEGES FOR THE

2017 SERIES A PREFERRED STOCK OF

BIOETHICS, LTD.

The undersigned, Mark A. Scharmann, does hereby certify that:

A.

He is the President and Secretary of BIOETHICS, LTD., a Nevada corporation, hereinafter referred to as the "Corporation."

B.

Pursuant to the Consent of the Sole Director the Corporation dated December 12, 2017, the following resolutions were approved:

WHEREAS, the Certificate of Incorporation of the Corporation authorizes a class of stock designated as Preferred Stock, with a par value of $0.01 per share (the "Preferred Class"), comprising Twenty-Five Million (25,000,000) shares and provides that the Board of Directors of the Corporation may fix the terms, including any dividend rights, dividend rates, conversion rights, voting rights, rights and terms of any redemption, redemption, redemption price or prices, and liquidation preferences, if any, of the Preferred Class; and

WHEREAS, resolutions establishing a series of preferred stock designated as the "2017 Series A Preferred Stock" consisting of 12,500,000 shares, $0.01 par value, were duly adopted by the consent of the sole director of the Corporation on December 12, 2017 in accordance with the articles of incorporation of the Corporation and the corporation laws of the state of Nevada; and

WHEREAS,  NOW, THEREFORE, BE IT RESOLVED, that the Corporation does hereby fix and determine the rights, preferences, privileges, restrictions and other matters relating do the 2017 Series A Preferred Stock as follows:

I.

Liquidation.

1.01. In the event of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation, the holders of the 2017 Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus, or earnings, an amount in cash equal to $0.10 per share plus all unpaid dividends previously accrued thereon, to the date of final distribution, if any. No distribution shall be made on any common stock or other series of preferred stock of the Corporation because of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation unless each holder of any 2017 Series A Preferred Stock shall have received all amounts to which such holder shall be entitled under this subsection.

If 2017  Voting Rights. The holders of the 2017 Series A Preferred Stock shall be entitled to fifteen (15) votes per shares of 2017 Series A Preferred Stock and to vote with the Common Stock of the Corporation on all matters submitted to a vote of Common Stockholders for all purposes. Except as otherwise provided herein or by the laws of the State of Nevada, the holders of the 2017 Series A Preferred Stock and Common Stockholders shall vote together as one class on all matters submitted to shareholder vote of the Corporation. So long as all or any shares of the 2017 Series A Preferred Stock remain outstanding, without the approval of at least fifty-one percent (51%) of the outstanding shares of the Series A Preferred Stock, voting separately as a single class, the Corporation shall not (i) authorize or issue any shares, or securities convertible into shares having preference over the 2017 Series A Preferred Stock with respect to the payment of dividends or rights upon dissolution, liquidation, winding up of the Corporation, or distribution of assets; (ii) sell, lease or convey (other than by mortgage) all or substantially all of the property or business of the Corporation, (iii) enter into any debenture, note or other debt instrument that would take priority to the liquidation preference of the Preferred 2017 Series A Preferred Stock or otherwise encumber the Company's fixed assets and/or intellectual property, other than in the ordinary course of business (e.g., receivables financing, equipment leases, revolving line of credit, etc), and (iv) increase the number of shares of authorized Preferred Stock nor amend, altar, or repeal any of the provisions of its Certificate of Incorporation in any manner which materially adversely affects the preferences, privileges, restrictions or other rights of the 2017 Series A Preferred Stock.

2.

Subordination. Any payment of any dividends or any redemption hereunder shall be subordinated to payment in full of all Senior Debt as defined herein. "Senior Debt" shall mean the principal of and premium, if any, and interest on all indebtedness of the Corporation to any financial institution, including, but not limited to, (i) banks whether currently outstanding or hereinafter created and whether or not such loans are secured or unsecured; (ii) any other indebtedness, liability, obligation, contingent or otherwise of the Corporation to guarantee endorsement of the contingent obligation with respect to any indebtedness, liability, or obligation whether created, assumed, or occurred by the Corporation and after the date of the creation of the 2017 Series A Preferred Stock, which is, when created, specifically designated by the Corporation as Senior Debt; and (iii) any refunding, renewals, or extensions of any indebtedness

3.

Dividends.

3.1

The holder of the 2017 Series A Preferred Stock shall have the right to receive dividends, in equal amounts per share, as are declared on the Corporation's Common Stock by the board of directors of the Corporation.

3.2

Any payment of dividends declared and due under this section 4 with respect to any shares of the 2017 Series A Preferred Stock shall be made by means of a check drawn on funds immediately available for the payment thereof to the order of the holder of such share at the address for such record holder shown on the stock records maintained by or for the Corporation, which check shall be mailed by United States first class mail, postage prepaid. Any such payment shall be deemed to have been paid by the Corporation on the date that such payment is deposited in the United States mail as provided above; provided, that in the event the check or other medium by which any payment shall be made shall prove not to be immediately collectible on the date of payment, such payment shall not be deemed to have been made until cash in the amount of such payment shall actually be received by the person entitled to receive such payment.

3.3

Registration of transfer of any share of the 2017 Series A Preferred Stock on the stock records maintained by or for the Corporation to a person other than the transferor shall constitute a transfer of any right which the transferor may have had to receive any declared but unpaid dividends as of the date of transfer, and the Corporation shall have no further obligation to the transferor with respect to such unpaid dividends.

3.4

The Corporation shall not be required to issue any fractional shares of Common Stock in connection with the payment of any dividend for any share of 2017 Series A Preferred Stock.

4.

No Conversion. The shares of the 2017 Series A Preferred Stock are not convertible into any other securities of the Corporation.

5.

Redemption.

5.1

Subject to the requirements and limitations of the corporation laws of the state of Nevada, the Corporation shall have the voluntary right to redeem up to 100 percent (100%) of the shares of the 2017 Series A Preferred Stock outstanding at any time after two (2) years from the date of issuance pursuant to written notice of redemption given to the holders thereof on not less than 30 days, specifying the date on which the 2013 Series A Preferred Stock shall be redeemed (the "Redemption Date").

5.2

The redemption price for each share of 2017 Series A Preferred Stock outstanding

5.3

Unless otherwise provided herein, all redemptions of the 2017 Series A Preferred Stock shall be made in the following manner:

(a)

The Corporation shall notify the transfer agent of the Corporation's Common Stock (the "Transfer Agent"), of its intention to  redeem  the  2017  Series  A  Preferred Stock. Such notice shall include a list of all holders of the 2017 Series A Preferred Stock outstanding as of the most recent  practicable  date and a statement of the number of shares  of 2017 Series A Stock to be redeemed  and the manner  in which  the Redemption  Price  is to be paid. At least ten (10) days  prior  to the date  that  written  notice of redemption  is given to the holders of the 2017 Series A Preferred Stock, the Corporation shall make appropriate arrangements with the Transfer Agent for the  delivery  of  funds  and/or Common Stock necessary to make payment of the Redemption Price for all shares of the 2017 Series A Preferred Stock redeemed by the Corporation.

(b)

On the Redemption Date, shares of the 2017 Series A  Preferred  Stock subject to redemption shall  be automatically  redeemed  unless  earlier  converted  pursuant to section 5. The holder of any shares  of  2017 Series  A  Preferred  Stock  so  redeemed shall be required to tender the certificates representing such shares, duly endorsed, to the Transfer Agent in exchange for payment of the Redemption Price and reissuance of the balance of the 2017 Series A Preferred Stock not otherwise converted  or  redeemed.  On such surrender, the Transfer Agent shall cause to be issued and delivered a check, with all reasonable dispatch to the holder and such name or names as the holder may designate.

(c)

Following the expiration of a period of thirty (30) days following the Redemption Date, the Transfer Agent shall provide to the Corporation  a  complete accounting of the 2017 Series A Preferred Stock redeemed and a list of all shares of 2017 Series A Preferred Stock remaining unconverted and not returned to the Corporation for redemption. The Corporation shall pay all costs associated with  establishing  and maintaining any bank accounts for funds deposited with the Transfer Agent, including the costs of issuing any checks.

5.4

All expenses incurred by the Corporation m redeeming the  2017  Series  A  Preferred Stock shall be borne by the Corporation.

6.

Additional Provisions

6.1

The shares of 2017 Series A Preferred Stock shall be transferable only on the books of the Corporation maintained at its principal office, on delivery thereof duly endorsed by the holder or by his duly authorized attorney or representative or accompanied by proper evidence of succession, assignment, or authority to transfer. In all cases of transfer by an attorney, the original letter of attorney, duly approved, or an official copy thereof, duly certified, shall be deposited and remain with the Corporation. In case of transfer by executors, administrators, guardians, or other legal representatives, duly authenticated evidence of their authority shall be produced and may be required to be deposited and remain with the new certificate representing the share of 2017 Series A Preferred Stock so transferred to the person entitled thereto.

6.2

Any notice required or permitted to be given to the holders of the 2017 Series A Preferred Stock under this Designation shall be deemed to have been duly given if mailed by first class mail, postage prepared to such holders at their respective addresses appearing on the stock records maintained by or for the Corporation and shall be deemed to have been given as of the date deposited in the United States mail.

IN WITNESS WHEREOF, the foregoing Designation of Rights, Privileges, and Preferences of 2017 Series A Preferred Stock of the Corporation has been executed this 12th day of December, 2017.

By

Isl Mark A. Scharmann